Exhibit 4.3

CONFORMED COPY

Dated 26th April, 2001

KONINKLIJKE AHOLD N.V.

AHOLD FINANCE B.V.

AHOLD FINANCE EUROPE B.V.

AHOLD FINANCE U.S.A., INC.

as Issuers

- and -

KONINKLIJKE AHOLD N.V.

as Guarantor

- and -

DEXIA BANQUE INTERNATIONALE À LUXEMBOURG S.A.

as Agent

- and -

ABN AMRO BANK N.V.

as Paying Agent

SUPPLEMENTAL AGENCY AGREEMENT

in respect of a €5,000,000,000

EURO MEDIUM TERM NOTE PROGRAMME

London

SUPPLEMENTAL AGENCY AGREEMENT

in respect of a

€5,000,000,000

EURO MEDIUM TERM NOTE PROGRAMME

THIS AGENCY AGREEMENT is made on 26th April, 2001 BETWEEN:

(1)	KONINKLIJKE AHOLD N.V., whose corporate seat is at Zaandam, The Netherlands and whose office is at Albert Heijnweg 1, 1507 EH Zaandam, The Netherlands (“Ahold”), AHOLD FINANCE B.V., whose corporate seat is at Zaandam, The Netherlands and whose office is at Albert Heijnweg 1, 1507 EH Zaandam, The Netherlands (“AF”), AHOLD FINANCE EUROPE B.V., whose corporate seat is at Zaandam, The Netherlands and whose office is at Albert Heijnweg 1, 1507 EH Zaandam, The Netherlands, (“Europe”) and AHOLD FINANCE U.S.A., INC., whose registered office is at 1013 Centre Road, Wilmington, Delaware 19805, U.S.A. (“USA”, and together with Ahold, AF and Europe, the “Issuers”);

(2)	KONINKLIJKE AHOLD N.V., whose corporate seat is at Zaandam, The Netherlands and whose office is at Albert Heijnweg 1, 1507 EH Zaandam, The Netherlands as guarantor (in such capacity, the “Guarantor”);

(3)	DEXIA BANQUE INTERNATIONALE À LUXEMBOURG S.A. of 69, route d’Esch, L-2953 Luxembourg as issuing and principal paying agent and agent bank (in such capacity, the “Agent”, which expression shall include any successor agent appointed in accordance with Clause 21 of the Agency Agreement as defined below); and

(4)	ABN AMRO BANK N.V. of Herengracht 595, 1017 CE Amsterdam, The Netherlands (together with the Agent, the “Paying Agents”, which expression shall include any additional or successor paying agent appointed in accordance with Clause 21 of the Agency Agreement as defined below and “Paying Agent” shall mean any of the Paying Agents).

WHEREAS:

(A)	On 12th May, 2000 the Issuers and the Guarantor established a Euro Medium Term Note Programme pursuant to which the Issuers may issue notes (the “Notes”) in an aggregate nominal amount of up to €3,000,000,000 (or its equivalent in other currencies) (the “Programme”).

(B)	In connection with the establishment of the Programme the Issuers, the Guarantor, the Agent and the Paying Agents entered into an agency agreement dated 12th May, 2000 (the “Agency Agreement”).

(C)	On the date hereof, the size of the Programme was increased to €5,000,000,000.

(D)	The parties hereto wish to amend the Agency Agreement in the manner set out below.

NOW IT IS HEREBY AGREED as follows:

1.	AMENDMENTS

(a)	In this Supplemental Agency Agreement, except as the context otherwise requires, terms defined in the Agency Agreement shall have the same meaning in this Supplemental Agency Agreement.

(b)	With effect from the date of this Agreement, the provisions of the Agency Agreement are hereby modified as follows:

(i)	by the deletion of Schedule 2 and 3 to the Agency Agreement (Terms and Conditions of the Notes and the Form of the Guarantee) and the substitution therefor of Schedule 1 and Schedule 2 hereto respectively;

(ii)	the definition in clause 1(2) of “Proposed EU Withholding Tax Directive” shall be deleted and replaced with the following definition:

“Proposed EU Withholding Tax Directive” means the European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of 26th-27th November, 2000 or any law implementing or complying with, or introduced in order to conform to, such Directive.

(ii)	by the deletion of the words “the AEX Stock Exchange” wherever it appears therein and the substitution therefor of the words “Euronext Amsterdam”.

(iv)	by the deletion of clause 21(1)(e) and the substitution therefor of:

“the Obligors undertake that, if the conclusions of the ECOFIN Council meeting of 26-27 November, 2000 are implemented, they will ensure that they maintain a paying agent in an EU member state that will not be obliged to withhold or deduct tax pursuant to the Directive.”

2.	AGENCY AGREEMENT

Except as expressly provided herein, the Agency Agreement shall remain in full force and effect.

3.	COUNTERPARTS

This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

4.	GOVERNING LAW AND SUBMISSION TO JURISDICTION

Clause 29 of the Agency Agreement shall apply, mutatis mutandis, to this Agreement as if expressly set out herein.

5.	EFFECTIVE DATE

This Agreement supplements and should be read in conjunction with the Agency Agreement. This Agreement shall take effect on the date hereof but without prejudice to the rights and obligations of the parties to the Agency Agreement in relation to issues of Notes effected prior to the date hereof under the Agency Agreement.

SCHEDULE 1

TERMS AND CONDITIONS OF THE NOTES

The following are the Terms and Conditions of Notes to be issued by the relevant Issuer which will be incorporated by reference into each global Note and which will be endorsed on (or, if permitted by the relevant stock exchange and agreed between the relevant Issuer and the relevant Dealer, incorporated by reference into) each definitive Note in the standard euromarket form and K-form and will be applicable to each definitive Note in CF-form. The applicable Pricing Supplement in relation to any Tranche of Notes may specify other terms and conditions which shall to the extent so specified or to the extent inconsistent with the following Terms and Conditions, replace or modify the following Terms and Conditions for the purpose of such Tranche of Notes. The applicable Pricing Supplement will be endorsed on, incorporated by reference into, or attached to, each global Note and definitive Note in the standard euromarket form and K-form and will be applicable to each definitive Note in CF-form. Reference should be made to ‘Form of the Notes’ above for a description of the content of Pricing Supplements which includes the definition of certain terms used in the following Terms and Conditions.

This Note is one of a series of Notes issued by the Issuer named in the Pricing Supplement endorsed on, incorporated by reference into or attached to this Note (the ‘Pricing Supplement’) (the ‘Issuer’, which expression shall include any Substituted Debtor pursuant to Condition 17) pursuant to the Agency Agreement (as defined below). If this Note is issued by Ahold Finance B.V., Ahold Finance Europe B.V., or Ahold Finance U.S.A., Inc., it is unconditionally and irrevocably guaranteed (the ‘Guarantee’) by Koninklijke Ahold N.V. (the ‘Guarantor’). If this Note is issued by Koninklijke Ahold N.V., references in these Terms and Conditions to Guarantor and Guarantee shall not apply. References herein to the ‘Notes’ shall be references to the Notes of this Series (as defined below) and shall mean (i) in relation to any Notes represented by a global Note, units of the lowest Specified Denomination in the Specified Currency, (ii) definitive Notes issued in exchange for a global Note and (iii) any global Note. The Notes, the Receipts (as defined below) and the Coupons (as defined below) also have the benefit of an Agency Agreement dated 12th May, 2000 as supplemented by the Supplemental Agency Agreement dated April 26, 2001 (together the ‘Agency Agreement’) made between the Issuers, the Guarantor, Dexia Banque Internationale à Luxembourg as issuing and principal paying agent and agent bank (in such capacity the ‘Agent’, which expression shall include any successor agent) and the other paying agents named therein (together with the Agent, the ‘Paying Agents’, which expression shall include any additional or successor paying agents).

Interest bearing definitive Notes in the standard euromarket form (unless otherwise indicated in the applicable Pricing Supplement) have interest coupons (‘Coupons’) and, if indicated in the applicable Pricing Supplement, talons for further Coupons (‘Talons’) attached on issue. Any reference herein to Coupons shall, unless the context otherwise requires, be deemed to include a reference to Talons. Definitive Notes in the standard euromarket form repayable in instalments have receipts (‘Receipts’) for the payment of the instalments of principal (other than the final instalment) attached on issue. Any reference herein to ‘Noteholders’ shall mean the holders of the Notes, and shall, in relation to any Notes represented by a Global Note, be construed as provided below. Any reference herein to ‘Receiptholders’ shall mean the holders of the Receipts and any reference herein to ‘Couponholders’ shall mean the holders of the Coupons, and shall, unless the context otherwise requires, include the holders of the Talons. Any holders mentioned above include those having a credit balance in the depots held in custody by or for Nederlands Centraal Instituut voor Giraal Effectenverkeer B.V. (‘NECIGEF’) or by an affiliated institution (‘aangesloten instelling’) under the Dutch Securities Giro Transfer Act (‘Wet giraal effectenverkeer’), such Notes hereinafter referred to as Notes held through NECIGEF.

Interest bearing definitive Notes in K-form will have Coupons and, if indicated in the applicable Pricing Supplement, Talons attached but will not be issued with Receipts attached. Interest bearing definitive Notes in CF-form will have Coupon sheets attached but will not be issued with Talons or Receipts attached. References in these Terms and Conditions to ‘Coupons’ will include references to such Coupon sheets.

The Pricing Supplement for this Note is endorsed hereon or attached hereto or applicable hereto or incorporated by reference herein and supplements these Terms and Conditions and may specify other terms and conditions which shall, to the extent so specified or to the extent inconsistent with these Terms and Conditions, replace or modify these Terms and Conditions for the purposes of this Note. References herein to the ‘applicable Pricing Supplement’ are to the Pricing Supplement for this Note.

As used herein, ‘Tranche’ means Notes which are identical in all respects (including as to listing) and ‘Series’ means a Tranche of Notes together with any further Tranche or Tranches of Notes which are (i) expressed to be consolidated and form a single series and (ii) identical in all respects (including as to listing) from the date on which such consolidation is expressed to take effect.

Copies of the Agency Agreement and the applicable Pricing Supplement are available at the specified offices of each of the Agent and the other Paying Agents save that a Pricing Supplement relating to an unlisted Note will only be available for inspection by a Noteholder upon such Noteholder producing evidence as to identity satisfactory to the relevant Paying Agent. The Noteholders, the Receiptholders and the Couponholders are deemed to have notice of, and are entitled to the benefit of, all the provisions of the Agency Agreement and the applicable Pricing Supplement which are binding on them. The statements in these Terms and Conditions include summaries of, and are subject to, the detailed provisions of the Agency Agreement.

Words and expressions defined in the Agency Agreement or used in the applicable Pricing Supplement shall have the same meanings where used in these Terms and Conditions unless the context otherwise requires or unless otherwise stated.

1.	Form, Denomination and Title

The Notes are in bearer form and, in the case of definitive Notes, serially numbered, in the Specified Currency, the Specified Denomination(s) and the Specified Form(s).

This Note is a Senior Note or a Subordinated Note, as indicated in the applicable Pricing Supplement.

This Note may be a Fixed Rate Note, a Floating Rate Note, a Zero Coupon Note, an Index Linked Interest Note, a Dual Currency Interest Note or a combination of any of the foregoing, depending upon the Interest Basis shown in the applicable Pricing Supplement.

This Note may be an Index Linked Redemption Note, an Instalment Note, a Dual Currency Redemption Note, a Partly Paid Note or a combination of any of the foregoing, depending on the Redemption/Payment Basis shown in the applicable Pricing Supplement.

Notes in definitive form are issued with Coupons attached, unless they are Zero Coupon Notes in which case references to Coupons and Couponholders in these Terms and Conditions are not applicable.

Subject as set out below, title to the Notes, Receipts and Coupons will pass by delivery. For Notes held through NECIGEF deliveries will be made in accordance with the Dutch Securities Giro Transfer Act (‘Wet giraal effectenverkeer’). Except as ordered by a court of competent jurisdiction or as required by law or applicable regulations, the Issuer, the Agent and any Paying Agent may deem and treat the bearer of any Note, Receipt or Coupon as the absolute owner thereof (whether or not overdue and notwithstanding any notice of ownership or writing thereon or notice of any previous loss or theft thereof) for all purposes but, in the case of any global Note, without prejudice to the provisions set out in the next succeeding paragraph.

For so long as any of the Notes is represented by a global Note held on behalf of Euroclear Bank S.A./N.V., as operator of the Euroclear System (‘Euroclear’) and/or Clearstream Banking, société anonyme (‘Clearstream, Luxembourg’), each person (other than Euroclear or Clearstream, Luxembourg) who is for the time being shown in the records of Euroclear or Clearstream, Luxembourg as the holder of a particular nominal amount of such Notes (in which regard any certificate or other document issued by Euroclear or Clearstream, Luxembourg as to the nominal amount of Notes standing to the account of any person shall be conclusive and binding for all purposes save in the case of manifest error) shall be treated by the Issuer, the Guarantor and any Paying Agent as the holder of such nominal amount of such Notes for all purposes other than with respect to the payment of principal or interest on the Notes, for which purpose the bearer of the relevant global Note shall be treated by the Issuer, the Guarantor and any Paying Agent as the holder of such Notes in accordance with and subject to the terms of the relevant global Note (and the expressions ‘Noteholder’ and ‘holder of Notes’ and related expressions shall be construed accordingly). Notes which are represented by a global Note held by a common depositary for Euroclear or Clearstream, Luxembourg will be transferable only in accordance with the rules and procedures for the time being of Euroclear or of Clearstream, Luxembourg, as the case may be.

References to Euroclear and/or Clearstream, Luxembourg shall, whenever the context so permits, be deemed to include a reference to any additional or alternative clearing system specified in the applicable Pricing Supplement but shall not include NECIGEF.

In case of Notes represented by a permanent global Note deposited with NECIGEF, the right of Noteholders to request delivery (‘uitlevering’) of these Notes under the Dutch Securities Giro Transfer Act (‘Wet giraal effectenverkeer’) shall be excluded.

2.	Status of the Notes and the Guarantee

(a)	Status of the Senior Notes

The Senior Notes and the relative Receipts and Coupons constitute unsecured and unsubordinated obligations of the Issuer and rank pari passu without any preference among themselves and with all other present and future unsecured and unsubordinated obligations of the Issuer save for those preferred by mandatory provisions of law.

(b)	Status and Subordination of the Subordinated Notes

The status and subordination of the Subordinated Notes is as set out in the applicable Pricing Supplement.

(c)	Status of the Guarantee

The obligations of the Guarantor under its Guarantee are unsecured and (except with respect to Subordinated Notes) unsubordinated obligations of the Guarantor and rank pari passu with all other outstanding unsecured and (except with respect to Subordinated Notes) unsubordinated obligations of the Guarantor, present and future, but, in the event of insolvency, only to the extent permitted by applicable laws relating to creditors’ rights. The obligations of the Guarantor under its Guarantee in respect of Subordinated Notes are unsecured and subordinated obligations of the Guarantor and rank pari passu with all other outstanding unsecured and equally subordinated obligations of the Guarantor, present and future, but, in the event of insolvency, only to the extent permitted by applicable laws relating to creditors’ rights.

3.	Negative pledge

So long as any of the Notes or any relative Receipts or Coupons remain outstanding, neither Koninklijke Ahold N.V. nor any Subsidiary (as defined below) will secure any Public Debt (as defined below) or Private Debt (as defined below), then or thereafter existing, by any lien, pledge or other charge upon any of its present or future assets or revenues unless the Notes and any relative Receipts and Coupons shall be secured by such lien, pledge, or other charge in the same manner. The foregoing shall not apply to (i) any security arising solely by mandatory operation of law, (ii) any security over assets existing at the time of acquisition thereof, (iii) any security comprised within the assets of any company acquired by or merged with the Issuer or the Guarantor or any Subsidiary where such security is created prior to the date of such merger or acquisition, (iv) any security over assets pursuant to the general terms and conditions of a bank, for example in the form of the General Banking Conditions (‘Algemene Bankvoorwaarden’) prepared by the Dutch Bankers Association (‘Nederlandse Vereniging van Banken’), if and in so far as applicable, (v) any security approved by an Extraordinary Resolution (as defined in the Agency Agreement) of Noteholders and (vi) any security arising out of contractual obligations entered into prior to May 12, 2000.

‘Public Debt’ means any loan, debt, guarantee or other obligation of the Issuer or the Guarantor represented by or securing bonds, notes, debentures or other publicly issued debt securities which are, or are capable of being, traded or listed on any stock exchange or other organised financial market.

‘Private Debt’ means loans, debts, guarantees and/or other obligations of the Issuer or the Guarantor in excess of 30 per cent. of the total consolidated fixed assets of Koninklijke Ahold N.V. and its Subsidiaries, not being Public Debt.

‘Subsidiary’ means any subsidiary (‘dochtermaatschappij’) of Koninklijke Ahold N.V., as meant in section 2:24a of the Dutch Civil Code.

4.	Redenomination

(a)	Redenomination

Where redenomination is specified in the applicable Pricing Supplement as being applicable, the Issuer may, without the consent of the Noteholders, the Receiptholders and the Couponholders, on giving prior notice to the Agent, Euroclear, Clearstream, Luxembourg and, if applicable, NECIGEF and at least 30 days’ prior notice to the Noteholders in accordance with Condition 14, elect that, with effect from the Redenomination Date specified in the notice, the Notes shall be redenominated in euro.

Subject to any applicable regulations, the election will have effect as follows:

(i)	the Notes and the Receipts shall be deemed to be redenominated into euro in the denomination of euro 0.01 with a principal amount for each Note and Receipt equal to the principal amount of that Note or Receipt in the Specified Currency, converted into euro at the Established Rate, provided that, if the Issuer determines, with the agreement of the Agent, that the then prevailing market practice in respect of the redenomation into euro of internationally offered securities is different from the provisions specified above, such provisions shall be deemed to be amended so as to comply with such market practice and the Issuer shall promptly notify the Noteholders, the stock exchange (if any) on which the Notes may be listed and the Paying Agents of such deemed amendments;

(ii)	save to the extent that an Exchange Notice has been given in accordance with paragraph (iv) below, the amount of interest due in respect of the Notes will be calculated by reference to the aggregate principal amount of Notes presented (or, as the case may be, in respect of which Coupons are presented) for payment by the relevant holder and the amount of such payment shall be rounded down to the nearest euro 0.01;

(iii)	if definitive Notes are required to be issued after the Redenomination Date, they shall be issued at the expense of the Issuer in the denominations of euro 1,000, euro 10,000, euro 100,000 and (but only to the extent of any remaining amounts less than euro 1,000 or such smaller denominations as the Agent may approve) euro 0.01 and such other denominations as the Agent shall determine and notify to the Noteholders;

(iv)	if issued prior to the Redenomination Date, all unmatured Coupons denominated in the Specified Currency (whether or not attached to the Notes) will become void with effect from the date on which the Issuer gives notice (the ‘Exchange Notice’) that replacement euro-denominated Notes, Receipts and Coupons are available for exchange (provided that such securities are so available) and no payments will be made in respect of them. The payment obligations contained in any Notes and Receipts so issued will also become void on that date although those Notes and Receipts will continue to constitute valid exchange obligations of the Issuer. New euro-denominated Notes, Receipts and Coupons will be issued in exchange for Notes, Receipts and Coupons denominated in the Specified Currency in such manner as the Agent may specify and as shall be notified to the Noteholders in the Exchange Notice. No Exchange Notice may be given less than 15 days prior to any date for payment of principal or interest on the Notes;

(v)	after the Redenomination Date, all payments in respect of the Notes, the Receipts and the Coupons, other than payments of interest in respect of periods commencing before the Redenomination Date, will be made solely in euro as though references in the Notes to the Specified Currency were to euro. Payments will be made in euro by credit or transfer to a euro account (or any other account to which euro may be credited or transferred) specified by the payee or, at the option of the payee, by a euro cheque;

(vi)	if the Notes are Fixed Rate Notes and interest for any period ending on or after the Redenomination Date is required to be calculated for a period ending other than on an Interest Payment Date, it will be calculated by applying the Rate of Interest to each Specifed Denomination, multiplying such sum by the applicable Day Count Fraction (as defined in Condition 5(a)), and rounding the resultant figure to the nearest sub-unit of the relevant Specified Currency, half of any such sub-unit being rounded upwards or otherwise in accordance with applicable market convention;

(vii)	if the Notes are Floating Rate Notes, the applicable Pricing Supplement will specify any relevant changes to the provisions relating to interest; and

(viii)	such other changes shall be made to this Condition as the Issuer may decide, after consultation with the Agent, and as may be specified in the notice, to conform it to conventions applicable to instruments denominated in euro.

(b)	Definitions

In these Conditions, the following expressions have the following meanings:

‘Established Rate’ means the rate for conversion of the Specified Currency (including compliance with rules relating to roundings in accordance with applicable European Community regulations) into euro established by the Council of the European Union pursuant to Article 123 of the Treaty;

‘euro’ means the currency introduced from the start of the third stage of European economic and monetary union pursuant to the Treaty;

‘Redenomination Date’ means (in the case of Interest Bearing Notes) any date for payment of interest under the Notes or (in the case of Zero Coupon Notes) any date, in each case specified by the Issuer in the notice given to the Noteholders pursuant to paragraph (a) above and which falls on or after the date on which the country of the Specified Currency first participates in the third stage of European economic and monetary union; and

‘Treaty’ means the treaty establishing the European Communities, as amended by the Treaty on the European Union and as amended by the Treaty of Amsterdam.

5.	Interest

(a)	Interest on Fixed Rate Notes

Each Fixed Rate Note bears interest on its outstanding nominal amount (or, if it is a Partly Paid Note, the amount paid up) from (and including) the Interest Commencement Date at the rate(s) per annum equal to the Rate(s) of Interest. Interest will be payable in arrear on the Interest Payment Date(s) in each year up to and including the Maturity Date.

Except as provided in the applicable Pricing Supplement, the amount of interest payable on each Interest Payment Date in respect of the Fixed Interest Period ending on (but excluding) such date will amount to the Fixed Coupon Amount. Payments of interest on any Interest Payment Date will, if so specified in the applicable Pricing Supplement, amount to the Broken Amount so specified.

If interest is required to be calculated for a period ending other than on an Interest Payment Date, such interest shall be calculated by applying the Rate of Interest to each Specified Denomination, multiplying such sum by the applicable Day Count Fraction, and rounding the resultant figure to the nearest sub-unit of the relevant Specified Currency, half of any such sub-unit being rounded upwards or otherwise in accordance with applicable market convention.

In these Terms and Conditions:

‘Day Count Fraction’ means in respect of the calculation of an amount of interest in accordance with this Condition 5(a):

(i)	if ‘Actual/Actual (ISMA)’ is specified in the applicable Pricing Supplement:

(a)	in the case of Notes where the number of days in the relevant period from (and including) the most recent Interest Payment Date (or, if none, the Interest Commencement Date) to (but excluding) the relevant payment date (the ‘Accrual Period’) is equal to or shorter than the Determination Period during which the Accrual Period ends, the number of days in such Accrual Period divided by the product of (1) the number of days in such Determination Period and (2) the number of Determination Dates (as specified in the applicable Pricing Supplement) that would occur in one calendar year; or

(b)	in the case of Notes where the Accrual Period is longer than the Determination Period during which the Accrual Period ends, the sum of:

(1)	the number of days in such Accrual Period falling in the Determination Period in which the Accrual Period begins divided by the product of (x) the number of days in such Determination Period and (y) the number of Determination Dates (as specified in the applicable Pricing Supplement)that would occur in one calendar year; and

(2)	the number of days in such Accrual Period falling in the next Determination Period divided by the product of (x) the number of days in such Determination Period and (y) the number of Determination Dates that would occur in one calendar year; and

(ii)	if ‘30/360’ is specified in the applicable Pricing Supplement, the number of days in the period from and including the most recent Interest Payment Date (or, if none, the Interest Commencement Date) to but excluding the relevant payment date (such number of days being calculated on the basis of 12 30-day months) divided by 360.

‘Determination Period’ means each period from and including a Determination Date to but excluding the next Determination Date (including, where either the Interest Commencement Date or the final Interest Payment Date is not a Determination Date, the period commencing on the first Determination Date prior to and ending on the first Determination Date falling after, such date);

‘Fixed Interest Period’ means the period from and including an Interest Payment Date (or the Interest Commencement Date) to but excluding the next (or first) Interest Payment Date; and

‘sub-unit’ means, with respect to any currency other than euro, the lowest amount of such currency that is available as legal tender in the country of such currency and, with respect to euro, means one cent.

(b)	Interest on Floating Rate Notes and Index Linked Interest Notes

(i)	Interest Payment Dates

Each Floating Rate Note and Index Linked Interest Note bears interest on its outstanding nominal amount (or, if it is a Partly Paid Note, the amount paid up) from (and including) the Interest Commencement Date and such interest will be payable in arrear on either:

(A)	the Specified Interest Payment Date(s) (each an ‘Interest Payment Date’) in each year specified in the applicable Pricing Supplement; or

(B)	if no Specified Interest Payment Date(s) is/are specified in the applicable Pricing Supplement, each date (each an ‘Interest Payment Date’) which falls the number of months or other period specified as the Specified Period in the applicable Pricing Supplement after the preceding Interest Payment Date or, in the case of the first Interest Payment Date, after the Interest Commencement Date.

Such interest will be payable in respect of each Interest Period (which expression shall, in these Terms and Conditions, mean the period from (and including) an Interest Payment Date (or the Interest Commencement Date) to (but excluding) the next (or first) Interest Payment Date).

If a Business Day Convention is specified in the applicable Pricing Supplement and (x) if there is no numerically corresponding day on the calendar month in which an Interest Payment Date should occur or (y) if any Interest Payment Date would otherwise fall on a day which is not a Business Day, then, if the Business Day Convention specified is:

(1)	in any case where Specified Periods are specified in accordance with Condition 5(b)(i)(B) above, the ‘Floating Rate Convention’, such Interest Payment Date (i) in the case of (x) above, shall be the last day that is a Business Day in the relevant month and the provisions of (B) below shall apply mutatis mutandis or (ii) in the case of (y) above, shall be postponed to the next day which is a Business Day unless it would thereby fall into the next calendar month, in which event (A) such Interest Payment Date shall be brought forward to the immediately preceding Business Day and (B) each subsequent Interest Payment Date shall be the last Business Day in the month which falls the Specified Period after the preceding applicable Interest Payment Date occurred; or

(2)	the Following Business Day Convention, such Interest Payment Date shall be postponed to the next day which is a Business Day; or

(3)	the Modified Following Business Day Convention, such Interest Payment Date shall be postponed to the next day which is a Business Day unless it would thereby fall into the next calendar month, in which event such Interest Payment Date shall be brought forward to the immediately preceding Business Day; or

(4)	the Preceding Business Day Convention, such Interest Payment Date shall be brought forward to the immediately preceding Business Day.

In these Conditions, ‘Business Day’ means a day which is both:

(A)	a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealing in foreign exchange and foreign currency deposits) in any Additional Business Centre specified in the applicable Pricing Supplement; and

(B)	either (1) in relation to any sum payable in a Specified Currency other than euro, a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealing in foreign exchange and foreign currency deposits) in the principal financial centre of the country of the relevant Specified Currency (if other than any Additional Business Centre and which if the Specified Currency is Australian dollars shall be Sydney) or (2) in relation to any sum payable in euro, a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System (the ‘TARGET System’) is open.

(ii)	Rate of Interest

The Rate of Interest payable from time to time in respect of the Floating Rate Notes and Index Linked Interest Notes will be determined in the manner specified in the applicable Pricing Supplement.

(A)	ISDA Determination for Floating Rate Notes

Where ISDA Determination is specified in the applicable Pricing Supplement as the manner in which the Rate of Interest is to be determined, the Rate of Interest for each Interest Period will be the relevant ISDA Rate plus or minus (as indicated in the applicable Pricing Supplement) the Margin (if any). For the purposes of this sub-paragraph (A), ‘ISDA Rate’ for an Interest Period means a rate equal to the Floating Rate that would be determined by the Agent under an interest rate swap transaction if the Agent were acting as Calculation Agent for that swap transaction under the terms of an agreement incorporating the 2000 ISDA Definitions as published by the International Swaps and Derivatives Association, Inc. and as amended and updated as at the Issue Date of the first tranche of the Notes (the ‘ISDA Definitions’) and under which:

(1)	the Floating Rate Option is as specified in the applicable Pricing Supplement;

(2)	the Designated Maturity is the period specified in the applicable Pricing Supplement; and

(3)	the relevant Reset Date is either (i) if the applicable Floating Rate Option is based on the London inter-bank offered rate (‘LIBOR’) or on the Euro-zone inter-bank offered rate (‘EURIBOR’), the first day of that Interest Period or (ii) in any other case, as specified in the applicable Pricing Supplement.

For the purposes of this sub-paragraph (A), ‘Floating Rate’, ‘Calculation Agent’, ‘Floating Rate Option’, ‘Designated Maturity’ and ‘Reset Date’ have the meanings given to those terms in the ISDA Definitions.

(B)	Screen Rate Determination for Floating Rate Notes

Where Screen Rate Determination is specified in the applicable Pricing Supplement as the manner in which the Rate of Interest is to be determined, the Rate of Interest for each Interest Period will, subject as provided below, be either:

(1)	the offered quotation (if there is only one quotation on the Relevant Screen Page); or

(2)	the arithmetic mean (rounded if necessary to the fifth decimal place, with 0.000005 being rounded upwards) of the offered quotations, (expressed as a percentage rate per annum) for the Reference Rate which appears or appear, as the case may be, on the Relevant Screen Page as at 11.00 a.m. (London time, in the case of LIBOR, or Brussels time, in the case of EURIBOR) on the Interest Determination Date in question plus or minus (as indicated in the applicable Pricing Supplement) the Margin (if any), all as determined by the Agent. If five or more such offered quotations are available on the Relevant Screen Page, the highest (or, if there is more than one such highest quotation, one only of such quotations) and the lowest (or, if there is more than one such lowest quotation, one only of such quotations) shall be disregarded by the Agent for the purpose of determining the arithmetic mean (rounded as provided above) of such offered quotations.

The Agency Agreement contains provisions for determining the Rate of Interest pursuant to this subparagraph (B) in the event that the Relevant Screen Page is not available or if, in the case of (1) above, no such offered quotation appears or, in the case of (2) above, fewer than three such offered quotations appear, in each case as at the time specified in the preceding paragraph.

If the Reference Rate from time to time in respect of Floating Rate Notes is specified in the applicable Pricing Supplement as being other than LIBOR or EURIBOR, the Rate of Interest in respect of such Notes will be determined as provided in the applicable Pricing Supplement.

(iii)	Minimum and/or Maximum Rate of Interest

If the applicable Pricing Supplement specifies a Minimum Rate of Interest for any Interest Period, then in the event that the Rate of Interest in respect of such Interest Period determined in accordance with the provisions of paragraph (ii) above is less than such Minimum Rate of Interest, the Rate of Interest for such Interest Period shall be such Minimum Rate of Interest.

If the applicable Pricing Supplement specifies a Maximum Rate of Interest for any Interest Period, then, in the event that the Rate of Interest in respect of such Interest Period determined in accordance with the provisions of paragraph (ii) above is greater than such Maximum Rate of Interest, the Rate of Interest for such Interest Period shall be such Maximum Rate of Interest.

(iv)	Determination of Rate of Interest and Calculation of Interest Amounts

The Agent, in the case of Floating Rate Notes, and the Calculation Agent, in the case of Index Linked Interest Notes, will, at or as soon as practicable after each time at which the Rate of Interest is to be determined, determine the Rate of Interest for the relevant Interest Period. In the case of Index Linked Interest Notes, the Calculation Agent will notify the Agent of the Rate of Interest for the relevant Interest Period as soon as practicable after calculating the same.

The Agent will calculate the amount of interest (the ‘Interest Amount’) payable on the Floating Rate Notes or Index Linked Interest Notes in respect of each Specified Denomination for the relevant Interest Period. Each Interest Amount shall be calculated by applying the Rate of Interest to each Specified Denomination, multiplying such sum by the applicable Day Count Fraction, and rounding the resultant figure to the nearest sub-unit of the relevant Specified Currency, half of any such sub-unit being rounded upwards or otherwise in accordance with applicable market convention.

‘Day Count Fraction’ means, in respect of the calculation of an amount of interest in accordance with this Condition 5 (b):

(i)	if ‘Actual/365’ or ‘Actual/Actual’ is specified in the applicable Pricing Supplement, the actual number of days in the Interest Period divided by 365 (or, if any portion of that Interest Period falls in a leap year, the sum of (A) the actual number of days in that portion of the Interest Period falling in a leap year divided by 366 and (B) the actual number of days in that portion of the Interest Period falling in a non-leap year divided by 365);

(ii)	If ‘Actual/365 (Fixed)’ is specified in the applicable Pricing Supplement, the actual number of days in the Interest Period divided by 365;

(iii)	if ‘Actual/365 (Sterling)’ is specified in the applicable Pricing Supplement, the actual number of days in the Interest Period divided by 365 or, in the case of an Interest Payment Date falling in a leap year, 366;

(iv)	if ‘Actual/360’ is specified in the applicable Pricing Supplement, the actual number of days in the Interest Period divided by 360;

(v)	if ‘30/360’, ‘360/360’ or ‘Bond Basis’ is specified in the applicable Pricing Supplement, the number of days in the Interest Period divided by 360 (the number of days to be calculated on the basis of a year of 360 days with 12 30-day months (unless (a) the last day of the Interest Period is the 31st day of a month but the first day of the Interest Period is a day other than the 30th or 31st day of a month, in which case the month that includes that last day shall not be considered to be shortened to a 30-day month or (b) the last day of the Interest Period is the last day of the month of February in which case the month of February shall not be considered to be lengthened to a 30-day month)); and

(vi)	if ‘30E/360’ or ‘Eurobond Basis’ is specified in the applicable Pricing Supplement, the number of days in the Interest Period divided by 360 (the number of days to be calculated on the basis of a year of 360 days with 12 30-day months, without regard to the date of the first day or last day of the Interest Period unless, in the case of the final Interest Period the Maturity Date is the last day of the month of February, in which case the month of February shall not be considered to be lengthened to a 30-day month).

(v)	Notification of Rate of Interest and Interest Amount

The Agent will cause the Rate of Interest and each Interest Amount for each Interest Period and the relevant Interest Payment Date to be notified to the Issuer and any stock exchange on which the relevant Floating Rate Notes or Index Linked Interest Notes are for the time being listed and notice thereof to be published in accordance with Condition 14 as soon as possible after their determination but in no event later than the fourth London Business Day (as defined below) thereafter. Each Interest Amount and Interest Payment Date so notified may subsequently be amended (or appropriate alternative arrangements made by way of adjustment) in the event of an extension or shortening of the Interest Period. Any such amendment will be promptly notified to each stock exchange on which the Notes are for the time being listed and to the Noteholders in accordance with Condition 14. For the purposes of this paragraph, the expression ‘London Business Day’ means a day (other than a Saturday or Sunday) on which banks and foreign exchange markets are open for business in London.

(vi)	Certificates to be Final

All certificates, communications, opinions, determinations, calculations, quotations and decisions given, expressed, made or obtained for the purposes of the provisions of this paragraph (b), whether by the Agent or if applicable, the Calculation Agent shall (in the absence of wilful default, bad faith or manifest error) be binding on the Issuer, the Agent, the Calculation Agent, if applicable, the other Paying Agents and all Noteholders, Receiptholders and Couponholders and (in the absence as aforesaid) no liability to the Issuer, the Noteholders, the Receiptholders or the Couponholders shall attach to the Agent or the Calculation Agent in connection with the exercise or non-exercise by it of its powers, duties and discretions pursuant to such provisions.

(c)	Interest on Dual Currency Interest Notes

The rate or amount of interest payable in respect of Dual Currency Interest Notes shall be determined in the manner specified in the applicable Pricing Supplement.

(d)	Interest on Partly Paid Notes

In the case of Partly Paid Notes (other than Partly Paid Notes which are Zero Coupon Notes), interest will accrue as aforesaid on the paid-up nominal amount of such Notes and otherwise as specified in the applicable Pricing Supplement.

(e)	Accrual of Interest

Each Note (or in the case of the redemption of part only of a Note, that part only of such Note) will cease to bear interest (if any) from the date for its redemption unless, upon due presentation thereof, payment of principal is improperly withheld or refused. In such event, interest will continue to accrue until whichever is the earlier of:

(1)	the date on which all amounts due in respect of such Note have been paid; and

(2)	five days after the date on which the full amount of the moneys payable has been received by the Agent and notice to that effect has been given to the Noteholders in accordance with Condition 14 or individually.

6.	Payments

(a)	Method of Payment

Subject as provided below:

(i)	payments in a Specified Currency other than euro will be made by credit or transfer to an account in the relevant Specified Currency (which, in the case of a payment in Japanese yen to a non-resident of Japan, shall be a non-resident account) maintained by the payee with, or, at the option of the payee, by a cheque in such Specified Currency drawn on, a bank in the principal financial centre of the country of such Specified Currency (which, if the Specified Currency is Australian dollars, shall be Sydney); and

(ii)	payments in euro will be made by credit or transfer to a euro account (or to any other account to which euro may be credited or transferred) specified by the payee, or, at the option of the payee, by a euro cheque.

Payments will be subject in all cases to any fiscal or other laws and regulations applicable thereto in the place of payment, but without prejudice to the provisions of Condition 8.

(b)	Presentation of Notes, Receipts and Coupons

Other than in the case of definitive Notes in CF-Form, payments of principal in respect of definitive Notes will (subject as provided below) be made in the manner provided in paragraph (a) above only against presentation and surrender (or, in the case of part payment of any sum due, endorsement) of definitive Notes, and payments of interest in respect of definitive Notes will (subject as provided below) be made as aforesaid only against presentation and surrender (or, in the case of part payment of any sum due, endorsement) of Coupons, in each case at the specified office of any Paying Agent outside the United States (which expression, as used herein, means the United States of America (including the States and the District of Columbia, its territories, its possessions and other areas subject to its jurisdiction)).

Payments of principal in respect of any definitive Notes in CF-form will be made in the manner provided in paragraph (a) above only against surrender of definitive Notes together with the Coupon sheet attached. Payments of interest in respect of any definitive Notes in CF-form will be made in conformity with the agreement concluded between the Issuer and the ‘Algemeen Obligatiekantoor van het Centrum voor Fondsenadministratie B.V.’ in Amsterdam (the ‘Obligatiekantoor’), under which agreement the Issuer has accepted the rules and regulations of the Obligatiekantoor.

Payments of instalments of principal (if any), other than the final instalment, will (subject as provided below) be made in the manner provided in paragraph (a) above against presentation and surrender (or, in the case of part payment of any sum due, endorsement) of the relevant Receipt. Payment of the final instalment will be made in the manner provided in paragraph (a) above against surrender (or, in the case of part payment of any sum due, endorsement) of the relevant Note. Each Receipt must be presented for payment of the relevant instalment together with the definitive Note to which it appertains. Receipts presented without the definitive Note to which they appertain do not constitute valid obligations of the Issuer. Upon the date on which any definitive Note becomes due and repayable, unmatured Receipts (if any) relating thereto (whether or not attached) shall become void and no payment shall be made in respect thereof.

Fixed Rate Notes in definitive form (other than Dual Currency Notes, Index Linked Notes and Long Maturity Notes (as defined below)) should be presented for payment together with all unmatured Coupons appertaining thereto (which expression shall for this purpose include Coupons falling to be issued on exchange of matured Talons), failing which the amount of any missing unmatured Coupon (or, in the case of payment not being made in full, the same proportion of the amount of such missing unmatured Coupon as the sum so paid bears to the sum due) will be deducted from the sum due for payment. Each amount of principal so deducted will be paid in the manner mentioned above against surrender of the relative missing Coupon at any time before the expiry of five years after the Relevant Date (as defined in Condition 8) in respect of such principal (whether or not such Coupon would otherwise have become void under Condition 9) or, if later, five years from the date on which such Coupon would otherwise have become due. Upon any Fixed Rate Note becoming due and repayable prior to its Maturity Date, all unmatured Talons (if any) appertaining thereto will become void and no further Coupons in respect of any such Talons will be issued.

Upon the date on which any Floating Rate Note, Dual Currency Note, Index Linked Interest Note or Long Maturity Note in definitive form becomes due and repayable, unmatured Coupons and Talons (if any) relating thereto (whether or not attached) shall become void and no payment or, as the case may be, exchange for further Coupons shall be made in respect thereof. A ‘Long Maturity Note’ is a Fixed Rate Note (other than a Fixed Rate Note which on issue had a Talon attached) whose nominal amount on issue is less than the aggregate interest payable thereon provided that such Note shall cease to be a Long Maturity Note on the Fixed Interest Date on which the aggregate amount of interest remaining to be paid after that date is less than the nominal amount of such Note.

If the due date for redemption of any definitive Note is not an Interest Payment Date, interest (if any) accrued in respect of such Note from (and including) the preceding Interest Payment Date or, as the case may be, the Interest Commencement Date shall be payable only against surrender of the relevant definitive Note.

Payments of principal and interest (if any) in respect of Notes represented by any global Note will (subject as provided below) be made in the manner specified above in relation to definitive Notes and otherwise in the manner specified in the relevant global Note against presentation or surrender, as the case may be, of such global Note at the specified office of any Paying Agent outside the United States. A record of each payment made against presentation or surrender of such global Note, distinguishing between any payment of principal and any payment of interest, will be made on such global Note by such Paying Agent and such record shall be prima facie evidence that the payment in question has been made.

The holder of a global Note shall be the only person entitled to receive payments in respect of Notes represented by such global Note and the Issuer will be discharged by payment to, or to the order of, the holder of such global Note in respect of each amount so paid. Each of the persons shown in the records of Euroclear or Clearstream, Luxembourg as the beneficial holder of a particular nominal amount of Notes represented by such global Note must look solely to Euroclear or Clearstream, Luxembourg, as the case may be, for his share of each payment so made by the Issuer to, or to the order of, the holder of such global Note. No person other than the holder of such global Note shall have any claim against the Issuer in respect of any payments due on that global Note.

Notwithstanding the foregoing, U.S. dollar payments of principal and interest in respect of the Notes will be made at the specified office of a Paying Agent in the United States if:

(i)	the Issuer has appointed Paying Agents with specified offices outside the United States with the reasonable expectation that such Paying Agents would be able to make payment in U.S. dollars at such specified offices outside the United States of the full amount of principal and interest on the Notes in the manner provided above when due;

(ii)	payment of the full amount of such interest at all such specified offices outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions on the full payment or receipt of principal and interest in U.S. dollars; and

(iii)	such payment is then permitted under United States law without involving, in the opinion of the Issuer, adverse tax consequences to the Issuer.

(c)	Payment Day

If the date for payment of any amount in respect of any Note, Receipt or Coupon is not a Payment Day, the holder thereof shall not be entitled to payment until the next following Payment Day in the relevant place and shall not be entitled to further interest or other payment in respect of such delay. For these purposes, ‘Payment Day’ means any day (subject to Condition 9) which is both:

(i)	a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealing in foreign exchange and foreign currency deposits) in:

(A)	the relevant place of presentation; and

(B)	any Additional Financial Centre specified in the applicable Pricing Supplement; and

(ii)	either (1) in relation to any sum payable in a Specified Currency other than euro, a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealing in foreign exchange and foreign currency deposits) in the principal financial centre of the country of the relevant Specified Currency (if other than the place of presentation and any Additional Financial Centre and which if the Specified Currency is Australian dollars shall be Sydney) or (2) in relation to any sum payable in euro, a day on which the TARGET System is open.

(d)	Interpretation of Principal and Interest

Any reference in these Terms and Conditions to principal in respect of the Notes shall be deemed to include, as applicable:

(i)	any additional amounts which may be payable with respect to principal under Condition 8;

(ii)	the Final Redemption Amount of the Notes;

(iii)	the Early Redemption Amount of the Notes;

(iv)	the Optional Redemption Amount(s) (if any) of the Notes;

(v)	in relation to Instalment Notes, the Instalment Amounts;

(vi)	in relation to Zero Coupon Notes, the Amortised Face Amount (as defined in Condition 7(e)); and

(vii)	any premium and any other amounts which may be payable by the Issuer under or in respect of the Notes, other than amounts which may be payable with respect to interest.

Any reference in these Terms and Conditions to interest in respect of the Notes shall be deemed to include, as applicable, any additional amounts which may be payable with respect to interest under Condition 8.

7.	Redemption and Purchase

(a)	At Maturity

Unless previously redeemed or purchased and cancelled as specified below, each Note (including each Index Fixed Redemption Note and Dual Currency Redemption Note) will be redeemed by the Issuer at its Final Redemption Amount specified in, or determined in the manner specified in, the applicable Pricing Supplement in the relevant Specified Currency on the Maturity Date.

(b)	Redemption for Tax Reasons

(i) Unless otherwise specified in the applicable Pricing Supplement, the Notes may be redeemed at the option of the Issuer in whole, but not in part, at any time (in the case of Notes other than Floating Rate Notes or Index Linked Interest Notes) or on any Interest Payment Date (in the case of Floating Rate Notes or IndexLinked Interest Notes), on giving not less than 30 nor more than 60 days’ notice to the Noteholders in accordance with Condition 14 (which notice shall be irrevocable) if, on the occasion of the next payment due under the Notes, either (i) the Issuer has or will become obliged to pay additional amounts as provided or referred to in Condition 8 or (ii) the Guarantor is unable to procure payment by the Issuer and in making payment itself would be obliged to pay such additional amounts, in each case as a result of any change in, or amendment to, the laws or regulations of the jurisdiction in which the Issuer or, as the case may be, the Guarantor is incorporated and/or any jurisdiction in which the Issuer or Guarantor, as the case may be, is engaged in the conduct of a trade or business (each, the ‘Relevant Jurisdiction’) or any political subdivision or any authority thereof or therein having power to tax, or any change in the application or official interpretation of such laws or regulations, which change or amendment becomes effective on or after the Issue Date of the first Tranche of the Notes and provided that such obligation cannot be avoided by the Issuer or the Guarantor, as applicable, taking reasonable measures available to it, and provided further that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Issuer would be obliged to pay such additional amounts were a payment in respect of the Notes then due.

Prior to the publication of any notice of redemption pursuant to this Condition, the Issuer shall deliver to the Agent a certificate signed by an authorised signatory of the Issuer stating that the Issuer is entitled to effect such redemption and setting forth a statement of facts showing that the conditions to the right of the Issuer so to redeem have occurred, and an opinion of independent legal advisers of recognised standing to the effect that the Issuer has or will become obliged to pay such additional amounts as a result of such change or amendment.

(ii) If Ahold Finance U.S.A., Inc. shall determine that any payment made outside the United States by Ahold Finance U.S.A., Inc. or any of its paying agents of principal or interest due in respect of any Note, receipt or coupon (including a talon) would, under any present or future laws or regulations of the United States, be subject to any certification, identification or other information reporting requirement of any kind, the effect of which requirement is the disclosure to Ahold Finance U.S.A., Inc., any paying agent or any governmental authority of the nationality, residence or identity of a beneficial owner of such Note, receipt or coupon (including a talon) who is a United States Alien (as defined in ‘Payment of Additional Amounts’) (other than such a requirement (a) which would not be applicable to a payment made by Ahold Finance U.S.A., Inc. or any one of its paying agents (i) directly to the beneficial owner or (ii) to a custodian, nominee or other agent of the beneficial owner, or (b) which can be satisfied by such custodian, nominee or other agent certifying to the effect that such beneficial owner is a United States Alien, provided that in each case referred to in clauses (a)(ii) and (b) payment by such custodian, nominee or agent to such beneficial owner is not otherwise subject to any such requirement), Ahold Finance U.S.A, Inc. shall redeem the Notes, as a whole, at a redemption price equal to 100 per cent. of the principal amount thereof, together with accrued interest to the date fixed for redemption, or, at the election of Ahold Finance U.S.A., Inc. if the conditions of the next succeeding paragraph are satisfied, pay the additional amounts specified in such paragraph. Ahold Finance U.S.A., Inc. shall make such determination and election as soon as practicable and publish prompt notice thereof (the ‘Determination Notice’) stating the effective date of such certification, identification or other information reporting requirements, whether Ahold Finance U.S.A., Inc. will redeem the Notes or has elected to pay the additional amounts specified in the next succeeding paragraph, and (if applicable) the last date by which the redemption of the Notes must take place, as provided in the next succeeding sentence. If Ahold Finance U.S.A., Inc. redeems the Notes, such redemption shall take place on such date, not later than one year after the publication of the Determination Notice, as Ahold Finance U.S.A., Inc. shall elect (in the case of Notes other than Floating Rate Notes or Index Linked Interest Notes) or on any Interest Payment Date (in the case of Floating Rate Notes or Index Linked Notes) by notice to the Fiscal Agent at least 60 days prior to the date fixed for redemption. Notice of such redemption of the Notes will be given to the holders of the Notes not more than 60 nor less than 30 days prior to the date fixed for redemption. Notwithstanding the foregoing, Ahold Finance U.S.A., Inc. shall not so redeem the Notes if Ahold Finance U.S.A., Inc. shall subsequently determine, not less than 30 days prior to the date fixed for redemption, that subsequent payments would not be subject to any such requirement, in which case Ahold Finance U.S.A., Inc. shall publish prompt notice of such determination and any earlier redemption notice shall be revoked and of no further effect.

If and so long as the certification, identification or other information reporting requirements referred to in the preceding paragraph would be fully satisfied by payment of a backup withholding tax or similar charge, Ahold Finance U.S.A., Inc. may elect to pay as additional amounts such amounts as may be necessary so that every net payment made outside the United States following the effective date of such requirements by Ahold Finance U.S.A., Inc. or any of its paying agents of principal or interest due in respect of any Note or any coupon of which the beneficial owner is a United States Alien (but without any requirement that the nationality, residence or identity of such beneficial owner be disclosed to Ahold Finance U.S.A., Inc., any paying agent or any governmental authority, with respect to the payment of such additional amounts), after deduction or withholding for or on account of such backup withholding tax or similar charge (other than a backup withholding tax or similar charge which (i) would not be applicable in the circumstances referred to in the fourth parenthetical clause of the first sentence of the preceding paragraph, or (ii) is imposed as a result of presentation of such Note or any coupon for payment more than 15 days after the date on which such payment becomes due and payable or on which payment thereof is duly provided for, whichever occurs later), will not be less than the amount provided for in such Note or coupon to be then due and payable. In the event Ahold Finance U.S.A., Inc. elects to pay any additional amounts pursuant to this paragraph, Ahold Finance U.S.A., Inc. shall have the right to redeem the Notes as a whole at any time pursuant to the applicable provisions of the immediately preceding paragraph and the redemption price of such Notes shall not be reduced for applicable withholding taxes. If Ahold Finance U.S.A., Inc. elects to pay additional amounts pursuant to this paragraph and the condition specified in the first sentence of this paragraph should no longer be satisfied, then Ahold Finance U.S.A., Inc. shall redeem the Notes as a whole, pursuant to the applicable provisions of the immediately preceding paragraph.

Each Note redeemed pursuant to this Condition 7(b) will be redeemed at its Early Redemption Amount referred to in paragraph (e) below together (if appropriate) with interest accrued to (but excluding) the date of redemption.

(c)	Redemption at the Option of the Issuer (Issuer Call)

If Issuer Call is specified in the applicable Pricing Supplement, the Issuer may, having given:

(i)	not less than 15 nor more than 30 days’ notice to the Noteholders in accordance with Condition 14; and

(ii)	not less than 15 days before the giving of the notice referred to in (i), notice to the Agent,

(both of which notices shall be irrevocable), redeem all or some only of the Notes then outstanding on the Optional Redemption Date(s) and at the Optional Redemption Amount(s) specified in, or determined in the manner specified in, the applicable Pricing Supplement together, if appropriate, with interest accrued to (but excluding) the Optional Redemption Date(s).

Any such redemption must be of a nominal amount not less than to the Minimum Redemption Amount or not more than a Higher Redemption Amount, both as indicated in the applicable Pricing Supplement. In the case of a partial redemption of Notes, the Notes to be redeemed (‘Redeemed Notes’) will be selected individually by lot, in the case of Redeemed Notes represented by definitive Notes, and in accordance with the rules of Euroclear, Clearstream, Luxembourg and/or NECIGEF, in the case of Redeemed Notes represented by a global Note, not more than 30 days prior to the date fixed for redemption (such date of selection being hereinafter called the ‘Selection Date’). In the case of Redeemed Notes represented by definitive Notes, a list of the serial numbers of such Redeemed Notes will be published in accordance with Condition 14 not less than 15 days prior to the date fixed for redemption. The aggregate nominal amount of Redeemed Notes represented by definitive Notes shall bear the same proportion to the aggregate nominal amount of all Redeemed Notes as the aggregate nominal amount of definitive Notes outstanding bears to the aggregate nominal amount of the Notes outstanding, in each case on the Selection Date, provided that such first mentioned nominal amount shall, if necessary, be rounded downwards to the nearest integral multiple of the Specified Denomination, and the aggregate nominal amount of Redeemed Notes represented by a global Note shall be equal to the balance of the Redeemed Notes. No exchange of the relevant global Note will be permitted during the period from and including the Selection Date to and including the date fixed for redemption pursuant to this sub-paragraph (c) and notice to that effect shall be given by the Issuer to the Noteholders in accordance with Condition 14 at least 5 days prior to the Selection Date.

(d)	Redemption at the Option of the Noteholders (Investor Put)

If Investor Put is specified in the applicable Pricing Supplement, upon the holder of any Note giving to the Issuer in accordance with Condition 14 not less than 15 nor more than 30 days’ notice or such other period of notice as is specified in the applicable Pricing Supplement (which notice shall be irrevocable), the Issuer will, upon the expiry of such notice, redeem, subject to, and in accordance with, the terms specified in the applicable Pricing Supplement, in whole (but not in part), such Note on the Optional Redemption Date and at the Optional Redemption Amount specified in, or determined in the manner specified in, the applicable Pricing Supplement together, if appropriate, with interest accrued to (but excluding) the Optional Redemption Date.

To exercise the right to require redemption of this Note its holder must deliver at the specified office of any Paying Agent at any time during normal business hours of such Paying Agent falling within the notice period a duly signed and completed notice of exercise in the form (for the time being current) obtainable from any specified office of any Paying Agent (a ‘Put Notice’) and in which the holder must specify a bank account (or, if payment is by cheque, an address) to which payment is to be made under this Condition accompanied by, if this Note is in definitive form, this Note or evidence satisfactory to the Paying Agent concerned that this Note will, following delivery of the Put Notice, be held to its order or under its control.

Any Put Notice given by a holder of any Note pursuant to this paragraph shall be irrevocable except where prior to the due date of redemption an Event of Default shall have occurred and be continuing in which event such holder, at its option, may elect by notice to the Issuer to withdraw the notice given pursuant to this paragraph and instead to declare such Note forthwith due and payable pursuant to Condition 10.

(e)	Early Redemption Amounts

For the purpose of paragraph (b) above and Condition 10, each Note will be redeemed at its Early Redemption Amount calculated as follows:

(i) in the case of a Note with a Final Redemption Amount equal to the Issue Price, at the Final Redemption Amount thereof; or

(ii) in the case of a Note (other than a Zero Coupon Note but including an Instalment Note and Partly Paid Note) with a Final Redemption Amount which is or may be less or greater than the Issue Price or which is payable in a Specified Currency other than that in which the Notes are denominated at the amount specified in, or determined in the manner specified in, the applicable Pricing Supplement or, if no such amount or manner is so specified in the applicable Pricing Supplement at its nominal amount; or

(iii) in the case of a Zero Coupon Note, at an amount (the ‘Amortised Face Amount’) calculated in accordance with the following formula:

Early Redemption Amount = RP x (1 + AY)x where:

‘RP’ means the Reference Price;

‘AY’ means the Accrual Yield expressed as a decimal; and

‘x’ is a fraction the numerator of which is equal to the number of days (calculated on the basis of a 360-day year consisting of 12months of 30 days each) from (and including) the Issue Date of the first Tranche of the Notes to (but excluding) the date fixed for redemption or (as the case may be) the date upon which such Note becomes due and repayable and the denominator of which is 360, or on such other calculation basis as may be specified in the applicable Pricing Supplement.

(f)	Instalments

Instalment Notes will be repaid in the Instalment Amounts and on the Instalment Dates. In the case of early redemption, the Early Redemption Amount will be determined pursuant to paragraph (e) above.

(g)	Partly Paid Notes

If the Notes are Partly Paid Notes, they will be redeemed, whether at maturity, early redemption or otherwise, in accordance with the provisions of this Condition and the applicable Pricing Supplement.

(h)	Purchases

The Issuer, the Guarantor or any Subsidiary may at any time purchase Notes (provided that, in the case of definitive Notes, all unmatured Receipts, Coupons and Talons appertaining thereto are purchased therewith) at any price in the open market or otherwise. Such Notes may be held or, at the option of the purchaser, surrendered to any Paying Agent for cancellation.

(i)	Cancellation

All Notes which are redeemed will forthwith be cancelled (together with all unmatured Receipts and Coupons attached thereto or surrendered therewith at the time of redemption). All Notes so cancelled and the Notes purchased and cancelled pursuant to paragraph (h) above (together with all unmatured Receipts, Coupons and Talons cancelled therewith) shall be forwarded to the Agent and cannot be re-issued or resold.

(j)	Late Payment on Zero Coupon Notes

If the amount payable in respect of any Zero Coupon Note upon redemption of such Zero Coupon Note pursuant to paragraph (a), (b), (c) or (d) above or upon its becoming due and repayable as provided in Condition 10 is improperly withheld or refused, the amount due and repayable in respect of such Zero Coupon Note shall be the amount calculated as provided in paragraph (e)(iii) above as though the references therein to the date fixed for the redemption or the date upon which such Zero Coupon Note becomes due and payable were replaced by references to the date which is the earlier of:

(i)	the date on which all amounts due in respect of such Zero Coupon Note have been paid; and

(ii)	five days after the date on which the full amount of the moneys payable has been received by the Agent and notice to that effect has been given to the Noteholders, in accordance with Condition 14.

8.	Taxation

(a)	Notes issued by all Issuers

All payments of principal and interest in respect of the Notes, Receipts and Coupons by the Issuer or under the Guarantee by the Guarantor will be made without withholding or deduction for or on account of any present or future taxes or duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the Relevant Jurisdiction or any political subdivision or any authority thereof or therein having power to tax, unless such withholding or deduction is required by law. In such event, the Issuer or, as the case may be, the Guarantor will, depending on which provision is specified in the applicable Pricing Supplement, either (a) make the required withholding or deduction of such taxes, duties, assessments or governmental charges for the account of the holders of the Notes, Receipts or Coupons, as the case may be, and shall not pay any additional amounts to the holders of the Notes, Receipts or Coupons or (b) pay such additional amounts as shall be necessary in order that the net amounts received by the holders of the Notes, Receipts or Coupons after such withholding or deduction shall equal the respective amounts of principal and interest which would otherwise have been receivable in respect of the Notes, Receipts or Coupons, as the case may be, in the absence of such withholding or deduction; except that no such additional amounts shall be payable with respect to any Note, Receipt or Coupon:

(i)	presented for payment in respect of Notes issued other than by Ahold Finance U.S.A., Inc. in The Netherlands; or

(ii)	presented for payment by or on behalf of a Noteholder, Receiptholder or Couponholder who is liable for such taxes or duties in respect of such Note, Receipt or Coupon by reason of his having some connection with the Relevant Jurisdiction other than the mere holding of such Note, Receipt or Coupon or the receipt of principal or interest in respect thereof; or

(iii)	presented for payment by or on behalf of a Noteholder, Receiptholder or Couponholder who would not be liable or subject to the withholding or deduction by making a declaration of non-residence or other similar claim for exemption to the relevant tax authority; or

(iv)	presented for payment more than 30 days after the Relevant Date (as defined below) except to the extent that the holder thereof would have been entitled to an additional amount on presenting the same for payment on such thirtieth day (assuming that day to have been a Payment Day (as defined in Condition 6(c)); or

(v)	where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of 26th – 27th November, 2000 or any law implementing or complying with, or introduced in order to conform to such Directive (together, the ‘EU Directive’); or

(vi)	presented for payment by or on behalf of a Noteholder, Receiptholder or Couponholder who would have been able to avoid such withholding or deduction by presenting the relevant Note, Receipt or Coupon to another Paying Agent in a Member State of the European Union.

As used herein, the ‘Relevant Date’ means the date on which such payment first becomes due, except that, if the full amount of the moneys payable has not been duly received by the Agent on or prior to such due date, it means the date on which, the full amount of such moneys having been so received, notice to that effect is duly given to the Noteholders in accordance with Condition 14.

(b)	Notes Issued by Ahold Finance U.S.A., Inc.

In the case of Notes Issued by Ahold Finance U.S.A., Inc., the obligations in paragraph (a) above to pay Additional Amounts shall not apply as a result of a withholding or deduction on account of any one or more of the following:

(i)	any tax, assessment or other government charge which would not have been imposed but for (A) the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder, if such holder is an estate, a trust, a partnership, a corporation or another entity) and the United States or any political subdivision or territory or possession thereof, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident or treated as a resident thereof or being or having been present or engaged in trade or business therein or having had a permanent establishment therein or otherwise having or having had some connection with the United States or such political subdivision, territory or possession other than the mere holding or ownership of a Note, Receipt or Coupon or (B) such holder’s present or former status as a domestic or foreign personal holding company or a controlled foreign corporation or passive foreign investment company with respect to the United States or as a private foundation or a corporation which accumulates earnings to avoid United States federal income tax;

(ii)	any tax, assessment or other governmental charge which would not have been so imposed but for presentation by the holder of a Note, Receipt or Coupon for payment on a date more than 15 days after the Relevant Date;

(iii)	any estate, inheritance, gift, sales, transfer or personal property tax or any similar tax, assessment or other governmental charge;

(iv)	any tax, assessment or other governmental charge which would not have been imposed but for the failure to comply with certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the United States or any political subdivision thereof of the holder or beneficial owner of such Note, Receipt or Coupon, if such compliance is required by a statute or treaty or by regulation or administrative practice of the United States Treasury Department as a precondition to relief or exemption from all or part of such tax, assessment or other governmental charge;

(v)	any tax, assessment or other governmental charge which is (A) payable otherwise than by withholding from payments of or in respect of principal of or interest on such Note, Receipt or Coupon or (B) required to be withheld by a Paying Agent from any such payment, if such payment can be made without such withholding by any other Paying Agent outside the United States;

(vi)	any tax, assessment or other governmental charge imposed on interest received by a person holding, actually or constructively, 10 per cent. or more of the total combined voting power of all classes of stock of Ahold Finance U.S.A., Inc. or certain of its affiliates entitled to vote on a bank on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; or

(vii)	any combination of items (i) through (vi) above;

nor will Additional Amounts be paid with respect to principal or interest on such Note, Receipt or Coupon to any United States Alien which is a fiduciary or partnership or other than the sole beneficial owner of such Note, Receipt or Coupon to the extent such payment would be required by the laws of the United States (or any political subdivision or taxing authority thereof or therein) to be included in the income, for tax purposes, of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the holder of such Note, Receipt or Coupon.

The term ‘United States Alien’ means any person who, for United States federal income tax purposes, is a foreign corporation, a non-resident alien individual, a non-resident alien fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is, for United States federal income tax purposes, a foreign corporation, a non-resident alien individual or a non-resident alien fiduciary of a foreign estate or trust.

9.	Prescription

Claims for payment in respect of the Notes, Receipts and Coupons will be prescribed unless presented for payment within a period of five years after the date on which such claims for payment under the Notes, Receipts and Coupons first become due.

There shall not be included in any Coupon sheet issued on exchange of a Talon any Coupon, the claim for payment in respect of which would be void pursuant to this Condition or Condition 6(b) or any Talon which would be void pursuant to Condition 6(b).

10.	Events of Default

If any one or more of the following events (each an ‘Event of Default’) shall have occurred and be continuing:

(i)	the Issuer defaults for any reason whatsoever for more than 30 days with respect to the payment of principal or the payment of interest due on the Notes;

(ii)	the Issuer or the Guarantor defaults in the performance of any other obligation under these Conditions and, if such default is capable of being remedied, such default has not been remedied within 30 days after written notification from any Noteholder requiring such default to be remedied shall have been given to the Issuer or the Guarantor, as the case may be, through the Agent as intermediary;

(iii)

the Issuer or the Guarantor or any Principal Subsidiary (as defined below) defaults in the payment of the principal of, or interest on, any other obligation in respect of Borrowed Moneys (as defined below) of, assumed or guaranteed by the Issuer, the Guarantor or the Principal Subsidiary, as the case may be, when and as the same shall become due and payable, if such default shall continue for more than the period of grace, if any, applicable thereto and the time for payment of such interest, or principal, has not been effectively extended, or if any obligation in respect of Borrowed Moneys, of, assumed or guaranteed by the Issuer, the Guarantor or the Principal Subsidiary shall have become repayable before the due date thereof as a result of acceleration of maturity by reason of the occurrence of an event of default thereunder.

‘Principal Subsidiary’ means any company or entity of which the Guarantor directly or indirectly has control and of which the total assets exceed 10 per cent. of the Guarantor’s consolidated assets; ‘Borrowed Moneys’ means any indebtedness for borrowed money with an original maturity of 12 months or more, the aggregate principal amount of which is greater than 325,000,000 or the equivalent thereof in any other currency or currencies;

(iv)	an ‘executory attachment’ (executoriaal beslag) or similar measure under foreign law is made on any substantial part of the assets of the Issuer or the Guarantor or an ‘interlocutory attachment’ (conservatoir beslag) or similar measure under foreign law is made thereon and, in either case, is not cancelled or withdrawn within 30 days after the making thereof or the Issuer or the Guarantor becomes bankrupt, applies for suspension of payment or is wound up (or a similar measure under foreign law is made or taken), or the Issuer or the Guarantor offers a compromise to its creditors or negotiates with all its creditors another agreement relating to its payment difficulties, or such measures are officially decreed;

(v)	In respect of Notes issued by Ahold Finance U.S.A., Inc., possession is taken on behalf of an encumbrancer or a receiver, trustee or assignee in bankruptcy, or insolvency is appointed of the whole or a material part of the assets or undertaking of Ahold Finance U.S.A., Inc. or a distress, execution, or seizure before judgment is levied or enforced upon or sued at against a part of the property of Ahold Finance U.S.A., Inc. which is material in its effect upon the operations of the Issuer and is not discharged within 30 days thereof; or

(vi)	the Issuer or the Guarantor shall cease to carry on substantially the whole of its business or shall dispose of substantially the whole of its assets,

then any Noteholder may, by written notice to the Issuer at the specified office of the Agent, effective upon the date of receipt thereof by the Agent, declare the Notes held by the holder to be forthwith due and payable whereupon the same shall become forthwith due and payable at the Early Redemption Amount (as described in Condition 7(e)), together with accrued interest (if any) to the date of repayment, without presentment, demand, protest or other notice of any kind.

11.	Replacement of Notes, Receipts, Coupons and Talons

Should any Note, Receipt, Coupon or Talon be lost, stolen, mutilated, defaced or destroyed, it may be replaced at the specified office of the Agent upon payment by the claimant of such costs and expenses as may be incurred in connection therewith and on such terms as to evidence and indemnity as the Issuer may reasonably require. Mutilated or defaced Notes, Receipts, Coupons or Talons must be surrendered before replacements will be issued.

12.	Agent and Paying Agents

The names of the initial Agent and the other initial Paying Agents and their initial specified offices are set out below.

The Issuer and the Guarantor are entitled to vary or terminate the appointment of any Paying Agent and/or appoint additional or other Paying Agents and/or approve any change in the specified office through which any Paying Agent acts, provided that:

(i)	so long as the Notes are listed on any stock exchange, there will at all times be a Paying Agent with a specified office in such place as may be required by the rules and regulations of the relevant stock exchange;

(ii)	there will at all times be a Paying Agent with a specified office in a city in continental Europe;

(iii)	there will at all times be an Agent;

(iv)	a notice in accordance with Condition 14 below will be published in the case of any change in Paying Agents; and

(v)	there will at all times be a Paying Agent with a specified office situated outside The Netherlands, in the case of Notes issued other than by Ahold Finance U.S.A., Inc.; and

(vi)	the Issuer and the Guarantor undertake that, if the conclusions of the ECOFIN Council meeting of 26th-27th November, 2000 are implemented, they will ensure that they maintain a Paying Agent in a Member State of the European Union that will not be obliged to withhold or deduct tax pursuant to the EU Directive.

In addition, the Issuer and the Guarantor shall forthwith appoint a Paying Agent having a specified office in New York City in the circumstances described in the final paragraph of Condition 6(b). Any variation, termination, appointment or change shall only take effect (other than in the case of insolvency, when it shall be of immediate effect) after not less than 30 nor more than 45 days’ prior notice thereof shall have been given to the Noteholders in accordance with Condition 14.

In acting under the Agency Agreement, the Paying Agents act solely as agents of the Issuer and do not assume any obligation to, or relationship of agency or trust with, any Noteholders, Receiptholders or Couponholders.

The Agency Agreement contains provisions permitting any entity into which any Paying Agent is merged or converted or with which it is consolidated or to which it transfers all or substantially all of its assets to become the successor paying agent.

13.	Exchange of Talons

On and after the Interest Payment Date on which the final Coupon comprised in any Coupon sheet matures, the Talon (if any) forming part of such Coupon sheet may be surrendered at the specified office of the Agent or any other Paying Agent in exchange for a further Coupon sheet including (if such further Coupon sheet does not include Coupons to (and including) the final date for the payment of interest due in respect of the Note to which it appertains) a further Talon, subject to the provisions of Condition 9. Each Talon shall, for the purposes of these Terms and Conditions, be deemed to mature on the Interest Payment Date on which the final Coupon comprised in the relative Coupon sheet matures.

14.	Notices

All notices regarding the Notes shall be published (i) in at least one daily newspaper of wide circulation in The Netherlands, (ii) if so specified in the applicable Pricing Supplement in a leading English language daily newspaper of general circulation in London, (iii) if and for so long as the Notes are listed on Euronext Amsterdam, in the Official Price List (‘Officiële Prijscourant’) of Euronext Amsterdam and (iv) if and for so long as the Notes are listed on the Luxembourg Stock Exchange, in a daily newspaper of general circulation in Luxembourg. It is expected that such publication will be made in the Financial Times in London (in the case of (ii) above) and the Luxemburger Wort (in the case of (iv) above). Any such notice will be deemed to have been given on the date of the first publication in all the newspapers in which such publication is required to be made.

Until such time as any definitive Notes are issued, there may (provided that, in the case of any publication required by a stock exchange, the rules of the stock exchange so permit), so long as the global Note(s) is or are held in its or their entirety on behalf of Euroclear and Clearstream,

Luxembourg, be substituted for publication in some or all of the newspapers referred to above, the delivery of the relevant notice to Euroclear and Clearstream, Luxembourg for communication by them to the holders of the Notes, provided that, if and for so long as the Notes are listed on the Luxembourg Stock Exchange, such notice will also be published in a daily newspaper of general circulation in Luxembourg. Any such notice shall be deemed to have been given to the holders of the Notes on the seventh day after the day on which the said notice was given to Euroclear and Clearstream, Luxembourg.

Where the identity of all the holders of the Notes is known to the Issuer, the Issuer may (after consultation with the relevant Stock Exchange (where relevant)) give notice individually to such holders in lieu of publication as provided above.

Notices to be given by any holder of the Notes shall be in writing and given by lodging the same, together with the relative Note or Notes, with the Agent. Whilst any of the Notes are represented by a global Note, such notice may be given by any holder of a Note to the Agent via Euroclear and/or Clearstream, Luxembourg, as the case may be, in such manner as the Agent and Euroclear and/or Clearstream, Luxembourg, as the case may be, may approve for this purpose.

15.	Meetings of Noteholders, Modification and Waiver

The Agency Agreement contains provisions for convening meetings of the Noteholders to consider any matter affecting their interests, including the sanctioning by Extraordinary Resolution of a modification of the Notes, the Receipts, the Coupons or certain provisions of the Agency Agreement. Such a meeting may be convened by the Issuer, the Guarantor or Noteholders holding not less than five per cent. in nominal amount of the Notes for the time being remaining outstanding. The quorum at any such meeting for passing an Extraordinary Resolution is one or more persons holding or representing not less than 50per cent. in nominal amount of the Notes for the time being outstanding, or at any adjourned meeting one or more persons being or representing Noteholders whatever the nominal amount of the Notes so held or represented, except that at any meeting the business of which includes the modification of certain provisions of the Notes, Receipts and the Coupons and the Guarantee (including modifying the date of maturity of the Notes or any date for payment of interest thereon, reducing or cancelling the amount of principal or the rate of interest payable in respect of the Notes or altering the currency of payment of the Notes, Receipts or Coupons), the necessary quorum for passing an Extraordinary Resolution will be one or more persons holding or representing not less than two-thirds, or at any adjourned such meeting not less than one-third, in nominal amount of the Notes for the time being outstanding. An Extraordinary Resolution requires a 75 per cent. majority of the votes cast. An Extraordinary Resolution passed at any meeting of the Noteholders shall be binding on all the Noteholders, whether or not they are present at the meeting, and on all Receiptholders and Couponholders.

The Agent, the Issuer and the Guarantor may agree, without the consent of the Noteholders, Receiptholders or Couponholders, to:

(i)	any modification (except as mentioned above) of the Agency Agreement which is not materially prejudicial to the interests of the Noteholders; or

(ii)	any modification of the Notes, the Receipts, the Coupons and the Guarantee or the Agency Agreement which is of a formal, minor or technical nature or is made to correct a manifest error or to comply with mandatory provisions of the laws of TheNetherlands.

Any such modification shall be binding on the Noteholders, the Receiptholders and the Couponholders and any such modification shall be notified to the Noteholders in accordance with Condition 14 as soon as practicable thereafter.

16.	Further Issues

The Issuer shall be at liberty from time to time without the consent of the Noteholders, Receiptholders or Couponholders to create and issue further notes having terms and conditions the same as the Notes or the same in all respects save for the amount and date of the first payment of interest thereon and so that the same shall be consolidated and form a single Series with the outstanding Notes.

17.	Substitution of the Issuer

(a) The Issuer (which for the purpose of this Condition, save where the context requires otherwise, includes any previous substitute of the Issuer) under this Condition may and the Noteholders, the Receiptholders and the Couponholders hereby irrevocably agree in advance that the Issuer under this Condition may at any time substitute any company (incorporated in any country in the world), more than 90 per cent. of the shares or other equity interest carrying voting rights of which are directly or indirectly held by the Guarantor, as the principal debtor in respect of the Notes (any such company, the ‘Substituted Debtor’), provided that:

(i)	such documents shall be executed, and notices be given, by the Substituted Debtor and the Issuer as the Agent may deem reasonably necessary to give full effect to the substitution and pursuant to which the Substituted Debtor shall undertake in favour of each Noteholder, Receiptholder and Couponholder to be bound by these Terms and Conditions and the provisions of the Agency Agreement as the principal debtor in respect of the Notes, Receipts and Coupons in place of the Issuer;

(ii)	in accordance with and subject to Condition 8, no taxes or duties shall be required to be withheld or deducted at source in the territory where the Substituted Debtor is incorporated, domiciled or resident (unless the withholding or deduction would be borne by the Substituted Debtor, in which case sub-clause (b) of Condition 8 shall apply or unless the Issuer was required by law to make such withholding or deduction before the substitution);

(iii)	all necessary governmental and regulatory approvals and consents for such substitution and for the giving by Koninklijke Ahold N.V. of the Substitution Guarantee (as defined below) in respect of the obligations of the Substituted Debtor shall have been obtained and be in full force and effect;

(iv)	Condition 10 shall be deemed to be amended so that it shall also be an Event of Default under the said Condition if the Substitution Guarantee (as defined below) shall cease to be valid or binding on or enforceable against Koninklijke Ahold N.V.;

and (where Koninklijke Ahold N.V. is the Issuer being substituted as principal debtor by the Substituted Debtor) upon the Notes, Receipts and Coupons becoming valid and binding obligations of the Substituted Debtor, Koninklijke Ahold N.V. undertakes that it will irrevocably and unconditionally guarantee in favour of each Noteholder, Receiptholder and Couponholder the payment of all sums payable by the Substituted Debtor as such principal debtor (such guarantee of the Issuer to be substantially in the form scheduled to the Agency Agreement and hereinafter referred to as the ‘Substitution Guarantee’).Where Ahold Finance B.V., Ahold Finance Europe B.V. or Ahold Finance U.S.A., Inc. is the Issuer being substituted as principal debtor by the Substituted Debtor, the payment of all sums payable by the Substituted Debtor shall continue to be guaranteed by Koninklijke Ahold N.V. as the Guarantor under the Guarantee.

(b) The Substituted Debtor shall forthwith give notice of the substitution to the Noteholders, the Receiptholders and the Couponholders in accordance with Condition 14.

18.	Additional obligations

For so long as the Notes are listed on Euronext Amsterdam, the Issuer and the Guarantor will comply with the provisions set forth in Article 2.1.20 of Schedule B of the Listing and Issuing Rules (‘Fondsenreglement’) of Euronext Amsterdam or any amended form of the said provisions in force for the time being.

19.	Governing Law and Submission to Jurisdiction

The Agency Agreement, the Notes, the Receipts, the Coupons and the Guarantee are governed by, and shall be construed in accordance with, the laws of The Netherlands.

Each of the Issuer and the Guarantor submits for the exclusive benefit of the Noteholders, the Receiptholders and the Couponholders to the jurisdiction of the courts of Amsterdam, The Netherlands, judging in first instance, and their appelate courts. Without prejudice to the foregoing, each of the Issuer and the Guarantor further irrevocably agrees that any suit, action or proceedings arising out of or in connection with the Agency Agreement, the Notes, the Receipts, the Coupons and the Guarantee may be brought in any other court of competent jurisdiction.

USE OF PROCEEDS

The net proceeds from each issue of Notes will be applied by the relevant Issuer for its general corporate purposes.

SCHEDULE 2

26th April, 2001

GUARANTEE

Koninklijke Ahold N.V., a ‘naamloze vennootschap’ duly incorporated under the laws of The Netherlands and having its corporate seat in Zaandam, municipality of Zaanstad, The Netherlands, is giving this guarantee (the “Guarantee”) in favour of Notes issued by Ahold Finance B.V., Ahold Finance Europe B.V. or Ahold Finance U.S.A., Inc. (each an “Issuer” and together the “Issuers”) pursuant to the €3,000,000,000 Euro Medium Term Note Programme established on 12th May, 2000 by Koninklijke Ahold N.V. and each Issuer, as increased to €5,000,000,000 on the date hereof and as increased from time to time pursuant to the Programme Agreement between the Issuers, Koninklijke Ahold N.V. and the Dealers named therein dated 12th May, 2000 (as amended, restated or supplemented from time to time). This Guarantee will apply in relation to all Notes issued by the Issuers under the Programme from the date hereof. Any reference in this Guarantee to an “Issuer” or “Issuers” shall include any Substituted Debtor pursuant to Condition 17 of the Terms and Conditions of the Notes (the “Conditions”).

I.	Koninklijke Ahold N.V. (hereinafter called the “Guarantor”) hereby unconditionally and irrevocably guarantees, by way of an independent obligation and not by way of surety (“borgtocht”) within the meaning of section 7:850 of the Dutch Civil Code, to each of the holders of the Notes (the “Noteholders”) without regard to their nationality, domicile, or residence, and without any requirement for the Noteholders to comply with any formality, the due payment of interest and principal on the Notes, including any (legal) costs and additional amounts payable pursuant to the Conditions. Terms defined in the Conditions shall bear the same meanings in this Guarantee.

II.	The intent and purpose of this Guarantee is to ensure that the Noteholders, under any and all circumstances by reason of which the relevant Issuer may fail to effect payment and regardless of the validity and enforceability of the obligations of the relevant Issuer, shall receive the amounts payable as interest and principal as and when due and payable according to the Conditions. It is hereby agreed and understood that the Noteholders may institute legal proceedings directly against the Guarantor to enforce the Guarantee without first proceeding against the relevant Issuer.

III.	Each Noteholder shall be entitled to exercise its rights arising from this Guarantee. If the Guarantor should be required by law to make any deduction or withholding of any taxes, duties or governmental charges imposed or levied by or on behalf of The Netherlands or any taxing authority therein, then the Guarantor shall pay to the Noteholders the additional amounts referred to in Condition 8.

IV.	The obligations under this Guarantee shall remain in force, notwithstanding any dissolution or change in the structure or legal form of the relevant Issuer.

V.	The obligations of the Guarantor hereunder shall rank at least pari passu with all other obligations of the Guarantor from time to time outstanding (other than subordinated obligations, secured obligations and obligations preferred by mandatory law), provided that, in the case of Subordinated Notes, the obligations of the Guarantor hereunder shall rank at least pari passu with all other equally subordinated obligations of the Guarantor from time to time outstanding (other than obligations preferred by mandatory law).

VI.	The Guarantor agrees that it will comply with and be bound by all provisions contained in the Conditions which are expressed to relate to it as if such provisions were set out in full in this Guarantee.

VII.	This Guarantee shall be governed by the laws of The Netherlands. In relation to any legal action or proceedings arising out of or in connection with this Guarantee and/or the Notes, as the case may be, the Guarantor and the relevant Issuer irrevocably submit to the jurisdiction of the District Court (‘Arrondissementsrechtbank’) in Amsterdam, The Netherlands and its appellate courts. This submission is made for the exclusive benefit of the holders of the Notes and shall not affect their right to take such action or bring such proceedings in another court of competent jurisdiction.

IN WITNESS WHEREOF, this Guarantee has been duly executed and delivered by the Guarantor pursuant to the Agency Agreement dated 12th May, 2000 and entered into between the Guarantor, the Issuers, Banque Internationale à Luxembourg S.A. and the other Paying Agents referred to therein (as amended or supplemented from time to time).

Koninklijke Ahold N.V.

By:

SIGNATORIES

KONINKLIJKE AHOLD N.V.
as Issuer and Guarantor

By:	SHELLY PETTIGREW

AHOLD FINANCE B.V. as Issuer

By:	SHELLY PETTIGREW

AHOLD FINANCE EUROPE B.V. as Issuer

By:	SHELLY PETTIGREW

AHOLD FINANCE U.S.A., INC. as Issuer

By:	TON VAN TIELRADEN

DEXIA BANQUE INTERNATIONALE À LUXEMBOURG S.A. as Agent

By:	MARIJE SMIT

ABN AMRO BANK N.V. as Paying Agent

By:	MARIJE SMIT

CECILIO A. ALVARES B.